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                                                                    Exhibit 12.1

                                 Steelcase Inc.
                Computation of Ratio of Earnings to Fixed Charges

                                                                  Year Ended                                   Nine Months Ended
                                       ------------------------------------------------------------------  -------------------------
                                       February 28, February 27,   February 26, February 25,  February 23, November 24, November 23,
                                           1997          1998         1999          2000         2001          2000         2001
                                       ------------ ------------  ------------  ------------  ------------ ----------- -------------
                                                                (in millions, except ratios)
 Income from continuing operations (1)     $ 51.3        $ 340.1       $ 337.4       $ 296.4       $ 303.7     $ 267.5      $ 56.2
 Interest expense                             2.1            1.7             -          15.9          35.5        29.5        29.6
 Portion of rent expense                      9.6           10.4           9.0           6.8           7.6         5.3         7.9
 Amortization of deferred debt expense          -              -             -           0.7           0.5         0.4         1.1
                                       ----------   ------------  ------------  ------------  ------------ ----------- -----------
 Earnings                                  $ 63.0        $ 352.2       $ 346.4       $ 319.8       $ 347.3     $ 302.7      $ 94.8

 Fixed charges (total of interest
 expense, portion of rent expense and
 amortization of deferred debt
 expense) (2)                              $ 11.7        $  12.1       $   9.0       $  23.4       $  43.6     $  35.2      $ 38.6

 Ratio of earnings to Fixed Charges           5.4 x         29.1 x        38.5 x        13.7 x        8.0 x        8.6 X       2.5 X
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(1) Income before provision for income taxes and equity in net income of joint ventures and dealer transitions.

(2) The interest factor of rent expense has been calculated using the implied rate of 8.0%.